UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

****(Insperity)****

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Paul J. Sarvadi
Chairman of the Board
and Chief Executive Officer
April 12, 2011
Dear Stockholder:
On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at Insperity’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on May 17, 2011, at 3:00 p.m.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote using the telephone or Internet procedures that may be provided to you. Please note that voting using any of these methods will not prevent you from attending the meeting and voting in person.
You will find information regarding the matters to be voted on at the meeting in the following pages. Our 2010 Annual Report to Stockholders is also enclosed with these materials.
Your interest in Insperity is appreciated, and we look forward to seeing you on May 17th.
Sincerely,
Paul J. Sarvadi
Chairman of the Board and Chief Executive Officer

INSPERITY, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 17, 2011
Kingwood, Texas
     The Annual Meeting of the Stockholders of Insperity, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Headquarters in Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on May 17, 2011 at 3:00 p.m. (Central Daylight Time), for the following purposes:
1.	To elect three Class I directors to serve until the 2014 Annual Meeting of Stockholders or until their successors have been elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

3.	To cast a non-binding advisory vote on the Company’s executive compensation (“say-on-pay” vote).

4.	To cast a non-binding advisory vote on the frequency of stockholder “say-on-pay” votes.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 17, 2011: A full set of all proxy materials is enclosed with this Notice.
Additionally, the Company’s Proxy Statement, Annual Report and other proxy materials are available at http://www.insperity.com/AnnualMeeting.
     Only stockholders of record at the close of business on March 18, 2011, are entitled to notice of, and to vote at, the meeting.
     It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please mark, sign, date and return the enclosed proxy. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

By Order of the Board of Directors

Daniel D. Herink Senior Vice President of Legal, General Counsel and Secretary

April 12, 2011
Kingwood, Texas

INSPERITY, INC.
A Delaware Corporation
19001 Crescent Springs Drive
Kingwood, Texas 77339-3802
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS OF
INSPERITY, INC.
TO BE HELD ON TUESDAY, MAY 17, 2011
Solicitation
          The accompanying proxy is solicited by the Board of Directors of Insperity, Inc., a Delaware corporation (the “Company” or “Insperity”), for use at the 2011 Annual Meeting of Stockholders to be held on May 17, 2011, and at any reconvened meeting after an adjournment thereof. The Annual Meeting of Stockholders will be held at 3:00 p.m. (Central Daylight Time), at the Company’s Corporate Headquarters, Centre I in the Auditorium located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339.
Voting Information
          You may vote in one of four ways:
•	by attending the meeting and voting in person;

•	by signing, dating and returning your proxy in the envelope provided;

•	by submitting your proxy on the Internet at the address listed on your proxy card; or

•	by submitting your proxy using the toll-free number listed on your proxy card.
          If your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet at the address shown on your voting instruction form, by telephone using the toll-free number shown on that form, or by providing other proper voting instructions to the registered owner of your shares. If shares are held in street name through a broker and the broker is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors.
          If you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. If the accompanying proxy is properly executed and returned, but no voting directions are indicated thereon, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR proposals 2 and 3, and FOR a vote for stockholder approval every 3 years on proposal 4. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by: (i) submitting written notice of revocation to the Secretary of the Company at the address listed above; (ii) submitting another proxy that is properly signed and later dated; (iii) submitting a proxy again on the Internet or by telephone; or (iv) voting in person at the Annual Meeting. Stockholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from the broker in order to vote in person.
          The Company pays the expense of preparing, printing and mailing proxy materials to our stockholders. Our transfer agent, BNY Mellon Shareowner Services, will assist in the solicitation of proxies from stockholders at a fee of approximately $500 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Stock.

          The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is April 12, 2011.
          At the close of business on March 18, 2011, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the 2011 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 26,470,039 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is required for a quorum. If a quorum is present at the meeting, under the Company’s Bylaws, action on a matter (other than the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter. Directors of the Company shall be elected by a plurality of the votes cast. In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the Annual Meeting, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals to be voted on at the annual meeting. However, a broker holding shares for a beneficial owner will have the discretion to vote such shares for a beneficial owner with respect to routine matters, including the ratification of the appointment of the Company’s independent registered public accounting firm.
SECURITY OWNERSHIP
          The table below sets forth, as of March 18, 2011, certain information with respect to the shares of Common Stock beneficially owned by: (i) each person known by the Company to beneficially own 5% or more of the Common Stock; (ii) each director and director nominee of the Company; (iii) each of the executive officers of the Company identified in the Summary Compensation Table on page 23 of this proxy statement; and (iv) all directors, director nominees and executive officers of the Company as a group.

	Amount and
	Nature of
	Beneficial
Name of Beneficial Owner	Ownership[1]		Percent of Class
Michael W. Brown	18,520		*
Jack M. Fields, Jr.	6,517		*
Eli Jones	22,438		*
Paul S. Lattanzio	32,896		*
Gregory E. Petsch	6,438		*
Richard G. Rawson	926,968	[2]	3.50%
Paul J. Sarvadi	2,040,451	[3]	7.69%
Austin P. Young	39,609		*
A. Steve Arizpe	259,125	[4]	*
Jay E. Mincks	89,924		*
Douglas S. Sharp	82,024		*
BlackRock, Inc.	1,679,165	[5]	6.34%
Executive Officers and Directors as a group (12 persons)	3,593,907		13.42%

*	Represents less than 1%.

1	Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

The number of shares of Common Stock beneficially owned by each person includes options exercisable on March 18, 2011, or within 60 days after March 18, 2011, and excludes options not exercisable within 60 days after March 18, 2011 (currently there are no unvested stock options). The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock as of March 18, 2011. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
Name of Beneficial			Unvested Restricted
Owner	Exercisable	Not Exercisable	Stock
Michael W. Brown	12,700	—	—
Jack M. Fields, Jr.	6,517	—	—
Eli Jones	15,512	—	—
Paul S. Lattanzio	15,000	—	—
Gregory E. Petsch	5,000	—	—
Austin P. Young	22,500	—	—
Richard G. Rawson	33,544	—	31,668
Paul J. Sarvadi	64,093	—	82,001
A. Steve Arizpe	114,198	—	58,668
Jay E. Mincks	15,102	—	58,668
Douglas S. Sharp	9,001	—	43,334

2	Includes 370,409 shares owned by the RDKB Rawson LP, 336,246 shares owned by the R&D Rawson LP, 350 shares owned by Dawn M. Rawson (spouse), 50 shares owned by Kimberly Rawson (daughter) and 50 shares owned by Barbie Rawson Holman (daughter). Mr. Rawson shares voting and investment power with respect to 450 shares owned by his wife and daughters.

3	Includes 1,175,273 shares owned by Our Ship Limited Partnership, Ltd., 569,506 shares owned by the Sarvadi Children’s Limited Partnership, 129,934 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi, JT WROS and 19,644 shares owned by six education trusts established for the benefit of the children of Paul J. Sarvadi. Mr. Sarvadi shares voting and investment power over all such shares with his wife, Vicki D. Sarvadi. Also includes 230,000 shares pledged to banks as collateral for loans.

4	Includes 13,139 shares owned by A. Steve Arizpe and Charissa Arizpe (spouse). Mr. Arizpe shares voting and investment power over 86,259 shares with his wife.

5	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2011. BlackRock, Inc. reported sole voting and dispositive power with respect to 1,679,165 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
General
          The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board of Directors shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The number of members constituting the Board of Directors is currently fixed at eight.
          In accordance with the Certificate of Incorporation of the Company, the members of the Board of Directors are divided into three classes and are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office, or until a successor is duly elected and qualified. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2011, 2012 and 2013, respectively.
          The term of office of each of the current Class I directors expires at the time of the 2011 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Mr. Brown, Dr. Jones and Mr. Petsch have been nominated to serve additional three-year terms as Class I directors. All nominees have consented to be named in this proxy statement and to serve as a director if elected.
          It is the intention of the person or persons named in the accompanying proxy card to vote for the election of all nominees named below unless a stockholder has withheld such authority. The affirmative vote of a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the 2011 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast.
          If, at the time of or prior to the 2011 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.
Nominees — Class I Directors (For Terms Expiring at the 2014 Annual Meeting)
          Michael W. Brown. Mr. Brown, age 65, joined the Company as a Class I director in November 1997. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Brown is the past Chairman of the Nasdaq Stock Market Board of Directors and a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its Treasurer and became its Chief Financial Officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of EMC Corporation, Stifel Financial Corporation and VMware, Inc. and formerly served as a director of Thomas Weisel Partners, and serves on the audit committees of EMC Corporation and VMware, Inc. Mr. Brown also serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. Mr. Brown holds a Bachelor of Science in Economics from the University of Washington in Seattle.
          Mr. Brown brings to the Board of Directors substantial financial expertise that includes an extensive knowledge of the complex financial and operational issues affecting large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. His prior experience in public accounting and as a chief financial officer of a global technology company brings an important perspective to the Board of Directors. Mr. Brown also serves on the boards and audit committees of multiple publicly traded companies in both the technology and financial services sectors, which provides us with valuable insight on technological and strategic issues affecting the Company. Mr. Brown’s prior service as Chairman of the NASDAQ Stock Market Board of Directors and as a past governor of the National Association of Securities Dealers provides experience with issues affecting a publicly traded company as well as demonstrating Mr. Brown’s leadership and business acumen.
          Eli Jones. Dr. Jones, age 49, joined the Company as a Class I director in April 2004. He is Chairman of the Company’s Compensation Committee and a member of the Nominating and Corporate Governance Committee. Dr. Jones is Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State

University. Prior to joining the faculty at Louisiana State University, he was Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an Assistant Professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. Before becoming a professor, Dr. Jones worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco, and Frito-Lay. He received his Bachelor of Science degree in journalism in 1982, his MBA in 1986, and his Ph.D. in 1997 from Texas A&M University.
          Dr. Jones brings to the Board of Directors significant experience and cutting-edge knowledge and expertise. Dr. Jones is considered a “sales scientist” in that he conducts and publishes cutting-edge research in sales, sales management, marketing strategy, leadership and customer relationship management based on data from organizations world-wide, which are areas critical to the Company. Dr. Jones is able to draw upon his research to provide the Board of Directors with knowledge with respect to the Insperity sales force. Dr. Jones’s service as Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University demonstrates his leadership and broad-based business acumen.
          Gregory E. Petsch. Mr. Petsch, age 60, joined the Company as a Class I director in October 2002. He is Chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Petsch retired from Compaq Computer Corporation in 1999 where he had held various positions since 1983, most recently as Senior Vice President of Worldwide Manufacturing and Quality beginning in 1991. Prior to joining Compaq, he worked for 10 years for Texas Instruments. Mr. Petsch serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. In 1992, Mr. Petsch was voted Manufacturing Executive of the Year by Upside Magazine, and from 1993 to 1995, he was nominated Who’s Who of Global Business Leaders. He is founder and President of Petsch Foundation, Inc. He earned a Bachelor of Business Technology degree from the University of Houston in 1978.
          Mr. Petsch brings to the Board of Directors extensive operational expertise and business experience. His prior experience as a Senior Vice President of Worldwide Manufacturing and Quality, as well as his other positions with Compaq and Texas Instruments, provides the Board of Directors with additional insight into technology and business issues affecting the Company.
The Board of Directors recommends that stockholders vote “For” all three of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
Directors Remaining in Office
          Jack M. Fields, Jr. Mr. Fields, age 59, joined the Company as a Class III director in January 1997 following his retirement from the United States House of Representatives, where he served for 16 years. Mr. Fields is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. During 1995 and 1996, Mr. Fields served as Chairman of the House Telecommunications and Finance Subcommittee, which has jurisdiction and oversight of the Federal Communications Commission and the Securities and Exchange Commission. Mr. Fields has been Chief Executive Officer of the Twenty-First Century Group in Washington, D.C. since January 1997. Mr. Fields serves on the Board of Directors for AIM Mutual Funds, and also serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. Mr. Fields earned a Bachelor of Arts in 1974 from Baylor University and graduated from Baylor Law School in 1977.
          Mr. Fields brings extensive governmental affairs and regulatory experience and expertise to the Board of Directors. His prior experience in the U.S. House of Representatives, including his role as chairman of the committee that had oversight of the Securities and Exchange Commission, and his service as Chief Executive Officer with a Washington, D.C. based political consulting firm bring important governmental affairs and regulatory perspectives to the Board of Directors. Additionally, Mr. Fields’ background and accomplishments demonstrate his leadership, and his service as a director of the AIM Mutual Funds provides us with additional valuable perspective on issues affecting the Company.
          Paul S. Lattanzio. Mr. Lattanzio, age 47, has been a Class III director of the Company since 1995. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Lattanzio has been President of Star Avenue Capital, LLC since May 2010. Prior to that, he most recently served as a Senior Managing Director and head of Bear Growth Capital Partners, a private equity group, from

July 2003 to January 2009. He served as a Managing Director for TD Capital Communications Partners (f/k/a Toronto Dominion Capital), a venture capital investment firm, from July 1999 until July 2002. From February 1998 to March 1999, he was a co-founder and Senior Managing Director of NMS Capital Management, LLC, a $600 million private equity fund affiliated with NationsBanc Montgomery Securities. Prior to NMS Capital, Mr. Lattanzio served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as a Managing Director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring. Mr. Lattanzio received his Bachelor of Science in economics with honors from the University of Pennsylvania’s Wharton School of Business in 1984.
          Mr. Lattanzio brings extensive financial and investment banking experience and business acumen to the Board of Directors. His broad experience with several investment firms and private equity groups, including his current experience as the president of Star Avenue Capital, LLC, brings an important perspective to the Board of Directors on issues concerning the Company’s strategic initiatives.
          Richard G. Rawson. Mr. Rawson, age 62, President of the Company and most of its subsidiaries, is a Class III director and has been a director of the Company since 1989. He has been President since August 2003. Before being elected President, he served as Executive Vice President of Administration, Chief Financial Officer and Treasurer of the Company from February 1997 until August 2003. Prior to that, he served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a Senior Financial Officer and Controller for several companies in the manufacturing and seismic data processing industries. Mr. Rawson has served the National Association of Professional Employer Organizations (“NAPEO”) as President, First Vice President, Second Vice President, and Treasurer, as well as Chairman of the Accounting Practices Committee. Mr. Rawson has a Bachelor of Business Administration in finance from the University of Houston.
          Mr. Rawson brings financial and operational experience to the Board of Directors. Mr. Rawson’s lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board of Directors.
          Paul J. Sarvadi. Mr. Sarvadi, age 54, Chairman of the Board and Chief Executive Officer and co-founder of the Company and its subsidiaries, is a Class II director and has been a director since the Company’s inception in 1986. He has also served as the Chairman of the Board and Chief Executive Officer of the Company since 1989 and as President of the Company from 1989 until August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as President of NAPEO and was a member of its Board of Directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.
          Mr. Sarvadi brings substantial business and operational experience to the Board of Directors, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board of Directors extensive knowledge and insight of our operations and issues affecting the Company as well as the broader PEO industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.
          Austin P. Young. Mr. Young, age 70, joined the Company as a Class II director in January 2003. He is Chairman of the Company’s Finance, Risk Management and Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Young served as Senior Vice President, Chief Financial Officer and Treasurer of CellStar Corporation from 1999 to December 2001 when he retired. From 1996 to 1999, he served as Executive Vice President — Finance and Administration of Metamor Worldwide, Inc. Mr. Young also held the position of Senior Vice President and Chief Financial Officer of American General Corporation for over eight years and was a partner in the Houston and New York offices of KPMG before joining American General. Mr. Young currently serves as a Director and Chairman of the Audit Committees of Tower Group, Inc. and Amerisafe, Inc. He holds an accounting degree from the University of Texas.
          Mr. Young brings extensive financial and accounting experience to the Board of Directors. His prior experience as a partner in an international accounting firm, as a senior financial officer of large companies, and his service on the audit committees of publicly traded companies provide Mr. Young with a thorough understanding of generally accepted accounting principles and financial statements. Additionally, Mr. Young’s prior experience provides a solid background for him to advise and consult with the Board of Directors on financial and audit-related matters as chair of the Finance, Risk

Management and Audit Committee, and to serve as the designated audit committee financial expert of the Finance, Risk Management and Audit Committee. Mr. Young’s service on other boards as well as his extensive knowledge of the Company and its business also provide us with additional valuable perspective on issues affecting the Company.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
          Insperity has adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board of Directors continually monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies its Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access the Company’s Corporate Governance Guidelines in their entirety on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.
          On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.
Determinations of Director Independence
          Under rules of the New York Stock Exchange, the Company must have a majority of independent directors. No board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board of Directors considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management on the other. As a result of this review, at its meeting held on February 17, 2011, the Board of Directors affirmatively determined that all of the Company’s directors are independent from the Company and its management, with the exception of Messrs. Sarvadi and Rawson, both of whom are members of the senior management of the Company.
          The Board of Directors has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board of Directors in making disclosures regarding its determinations of independence, in 2004, the Board of Directors adopted categorical standards as contemplated under the listing standards of the New York Stock Exchange then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board of Directors considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board of Directors if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•	consists of charitable contributions made by Insperity to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in Insperity’s annual proxy statement.
          In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and Insperity were participants. In particular, with respect to each of the most recent three fiscal years, the Board of Directors evaluated, with respect to Mr. Fields, Insperity’s provision of PEO-related services to companies owned by Mr. Fields and, with respect to Dr. Jones, its employment of Dr. Jones’s daughter. The Board of Directors has determined that these relationships are not material. In making this determination with respect to Mr. Fields, the Board of Directors considered the facts that his companies pay Insperity comprehensive service fees on the same basis as all other clients, and payments net of payroll costs made by his companies were less than 0.1% of Insperity’s revenues in each of the last three fiscal years. In making this determination with respect to Dr. Jones, the Board of Directors considered the position and salary of Dr. Jones’s daughter within the Company.
Selection of Nominees for the Board of Directors
Identifying Candidates
          The Nominating and Corporate Governance Committee solicits ideas for potential candidates for membership on the Board of Directors from a number of sources including members of the Board of Directors, executive officers of the Company, individuals personally known to the members of the Board of Directors, and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board of Directors submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board of Directors membership and should be directed to the Corporate Secretary of Insperity at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.
          In addition, the Bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” on page 34 of this proxy statement.
Evaluating Candidates
          Each candidate must meet certain minimum qualifications, including:
•	the ability to represent the interests of all stockholders of the Company and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the prospective nominee’s service on other public company boards; and

•	skills and expertise that are complementary to the existing Board of Directors members’ skills; in this regard, the Board of Directors will consider the Board’s need for operational, sales, management, financial, governmental or other relevant expertise.
          In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the prospective nominee contributes to the diversity of the Board of Directors—with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. However, diversity is just one factor that the Nominating and Corporate Governance Committee may consider, and the Board does not have any particular policy with regard to diversity. The Nominating and Corporate Governance Committee may also consider the ability of the prospective nominee to work with the then-existing interpersonal dynamics of the Board of Directors and her or his ability to contribute to the collaborative culture among Board of Directors members.
          Based on this initial evaluation, the Chairman of the Nominating and Corporate Governance Committee will determine whether to interview the nominee, and if warranted, will recommend that one or more members of the Committee, other members of the Board of Directors and senior management, as appropriate, interview the nominee in person or by telephone. After completing this evaluation and interview process, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Board of Directors Leadership
          The Company does not have a policy with respect to whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or two separate individuals, and believes that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company and an appropriate leadership structure to have the CEO also serve as Chairman of the Board. Combining the CEO and Chairman roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as Chairman of the Board and CEO since 1989. The Board of Directors believes that Mr. Sarvadi’s intimate knowledge of the daily operations of and familiarity with the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with the other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.
Board of Directors’ Role in Risk Oversight
          The Board of Directors is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. The Company’s management has historically reviewed key risks with the Board of Directors and its committees. During 2010, at the direction of the Finance, Risk Management and Audit Committee, we engaged in an initiative to enhance the Company’s existing risk management processes by formally identifying and evaluating risks that may affect the Company’s ability to execute its corporate strategy and fulfill its business objectives. This effort was spearheaded by establishment of an Enterprise Risk Management Steering Committee (“ERM Steering Committee”), which implemented a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit and other members of management. The ERM Steering Committee reports to the Board of Directors as well as the Company’s Chief Executive Officer. During 2010, the ERM Steering Committee completed a comprehensive identification and definition of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further indentified mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred. The ERM Steering Committee is charged with periodically reviewing with both the Finance, Risk Management and Audit Committee and the Board of Directors the Company’s overall risk profile, as well as any significant identified risks.
          The Board of Directors executes its risk oversight function both directly and through its standing committees, each of which assists the Board of Directors in overseeing a part of the Company’s overall risk management. Throughout the year, the Board of Directors and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision-making. The Board of Directors is kept informed of each committee’s risk oversight and related activities through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:
•	the financial affairs of the Company;

•	the integrity of the Company’s financial statements;

•	the independent auditor’s qualifications, independence and performance;

•	the performance of the personnel responsible for the Company’s internal audit function; and

•	the Company’s policies and procedures with respect to risk management.
          The Compensation Committee has the primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating & Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of the Company’s capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board of Directors retains ultimate authority over assessing the risks and their impacts on the Company’s business.

Code of Business Conduct and Ethics
          The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”), governing the conduct of the Company’s directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the New York Stock Exchange Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company’s public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. Changes in and waivers to the Code for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s Internet website within four business days and maintained for at least 12 months. If you wish to raise a question or concern or report a violation to the Finance, Risk Management and Audit Committee, you should go to www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.
Stockholder Communications
          Stockholders and other interested parties may communicate directly with the entire Board of Directors or the non-management directors as a group by sending an email to directors@insperity.com. In the subject line of the email, please specify whether the communication is addressed to the entire Board of Directors or to the non-management directors. Alternatively, you may mail your correspondence to the Board of Directors in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339.
          Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by the Corporate Secretary who will exercise his discretion not to forward to the Board of Directors correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints, or suggestions), and personal grievances.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors
          Directors are expected to attend all or substantially all Board of Directors meetings and meetings of the Committees of the Board of Directors on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board of Directors met five times in 2010. All of the members of the Board of Directors participated in more than 75% of the meetings of the Board of Directors and Committees of which they were members during the fiscal year ended December 31, 2010. The Board of Directors expects its members to attend the Annual Meeting of the Stockholders. Due to a change in the schedule for the annual meeting in 2010, only two of the Company’s eight directors attended the Annual Meeting of the Stockholders However, in the five years prior to 2010, the Company’s directors’ average attendance rate at the annual meetings was 85%.
Executive Sessions of the Board of Directors and the Presiding Director
          The Company’s non-management directors, all of whom are also independent, hold executive sessions at which the Company’s management is not in attendance at regularly scheduled Board of Directors meetings. The Chairman of the Nominating and Corporate Governance Committee, currently Mr. Petsch, serves as presiding director at the executive sessions. In the absence of the Chairman, a majority of the members present at the executive session will appoint a member to preside at the meeting.
Committees of the Board of Directors
          The Board of Directors has appointed three committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three committees, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available in the Corporate Governance section under the Investor Relations tab on the Company’s website at www.insperity.com.

          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee met three times in 2010. The members of the Nominating and Corporate Governance Committee are all of the non-management directors: Mr. Petsch, who serves as Chairman, and Messrs. Brown, Fields, Lattanzio, and Young, and Dr. Jones. All members of the Nominating and Corporate Governance Committee are “independent” under the standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee: (i) identifies individuals qualified to become Board of Directors members, consistent with the criteria for selection approved by the Board; (ii) recommends to the Board of Directors a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings; (iii) develops and recommends to the Board of Directors a set of corporate governance guidelines for the Company; and (iv) oversees the evaluation of the Board of Directors.
          Finance, Risk Management and Audit Committee
          The Finance, Risk Management and Audit Committee met nine times in 2010. The members of this Committee are Mr. Young, who serves as Chairman, and Messrs. Lattanzio and Brown. All three members are “independent” under the standards of the New York Stock Exchange and Securities and Exchange Commission Regulations. In addition, the Board of Directors has determined that Mr. Young is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. The Finance, Risk Management and Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (i) the financial affairs of the Company; (ii) the integrity of the Company’s financial statements and internal controls; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditor’s qualifications and independence; (v) the performance of the personnel responsible for the Company’s internal audit function and the independent auditors; and (vi) the Company’s policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board of Directors.
          Compensation Committee
          The Compensation Committee met five times in 2010. The members of the Compensation Committee are Dr. Jones, who serves as Chairman, and Messrs. Fields and Petsch. All three members are “independent” under the standards of the New York Stock Exchange. The Compensation Committee: (i) oversees and administers the Company’s compensation policies, plans and practices; (ii) reviews and discusses with management the Compensation Discussion and Analysis required by Securities and Exchange Commission Regulation S-K, Item 402; and (iii) prepares the annual report required by the rules of the Securities and Exchange Commission on executive compensation for inclusion in the Company’s annual report or proxy statement for the annual meeting of stockholders. To carry out these purposes, the Compensation Committee: (i) evaluates the performance of and determines the compensation for senior management, taking into consideration recommendations made by the Chief Executive Officer; (ii) administers the Company’s compensation programs; and (iii) performs such other duties as may from time to time be directed by the Board of Directors.
          The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan (the “Incentive Plan”), the Board of Directors or the Compensation Committee may delegate the Compensation Committee’s authority under the Incentive Plan to the Chairman of the Board, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plan with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Summary
          In this section we describe our compensation philosophy, objectives and strategies and the underlying elements of our compensation programs. Insperity has had a long-standing objective of linking executive compensation to performance and our 2010 compensation packages for executives continued in this spirit, reflecting changes in economic conditions both within and outside of the Company. We continually review our executive compensation practices for alignment with Company values, long-term stockholder interests and continued growth of the Company.
Compensation Philosophy
          Insperity’s overall compensation philosophy is pay-for-performance. A majority of each executive officer’s total compensation package consists of a long-term incentive component and a variable compensation component, with a goal of aligning the interests of the executive officers with those of the stockholders by tying executive compensation to our performance and stock price. In order to remain competitive with the market, total compensation also includes a stable base salary, as well as an element of supplemental benefits and perquisites. We believe this combination of compensation elements supports our pay-for-performance philosophy.
Compensation Objectives
          We are committed to attracting, motivating, retaining and encouraging long-term employment of individuals with a demonstrated commitment to integrity and exemplary personal standards of performance. Our culture is based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, fun work environment. We are convinced these elements contribute to our vision of being an “employer of choice,” which increases our value and potential for clients, employees, stockholders, and the communities where we live and work.
          Our compensation objectives for executives are based on the same principles that we employ in establishing all of our compensation programs. For executives, our compensation programs are designed to:
•	attract and retain key executive officers responsible for our success; and

•	motivate management both to achieve short-term business goals and to enhance long-term stockholder value through our “pay-for-performance” philosophy.
          To accomplish these goals, we adhere to the compensation strategies discussed below.
Compensation Strategies & Risk
•	We have established and strive to maintain a performance-driven culture that generates growth by recognizing and rewarding employees who believe in their own ability to reach and exceed the Company’s business objectives.

•	As part of our competitive compensation program, our base salary system compensates employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

•	We provide incentive compensation to recognize and reward individual, departmental and corporate performance through a variable pay component that is equitable to both employees and stockholders, encourages leadership of departmental units and directly supports our business objectives. As employees progress to higher levels in our Company, an increasing proportion of their compensation is linked to Company-wide and departmental performance.

•	We have created a strong alignment of interest among executive officers, employees and stockholders through the use of long-term equity incentive compensation opportunities.

•	We provide a competitive benefits package at the best achievable value to the Company that recognizes and encourages work-life balance and fosters a career commitment to Insperity.

•	The Company conducted an assessment of our compensation programs and determined that there are no risks arising from our compensation programs that are reasonably likely to have a material adverse affect on the Company.
Elements of Compensation
          The annual compensation package for executive officers consists of:
•	an annual base salary payable in cash;

•	variable cash compensation, which is targeted as a percentage of base pay;

•	long-term equity incentive compensation; and

•	supplemental and special benefits, including management perquisites.
Each of these elements is described below.
Role of Executive Officers and Outside Consultants in Compensation Decisions
          The recommendations of the Chief Executive Officer play a significant role in the compensation-setting process. On an annual basis, our Chief Executive Officer reviews the performance of each of our other executive officers and presents to the Compensation Committee his recommendations for each executive’s compensation, including salary adjustments, incentive awards and equity award amounts. The Compensation Committee, however, has discretion to modify recommended adjustments or awards to executives. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chief Executive Officer. The Compensation Committee meets in executive session without management present when discussing and determining the compensation of the Chief Executive Officer. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer at least annually. The Compensation Committee makes all final compensation decisions for each of our executive officers, including the Chief Executive Officer.
          At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. The Compensation Committee determines whether the study is to be performed internally by Insperity or by an outside consulting firm that is directly engaged by the Compensation Committee. The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. While we believe that using outside consultants is an efficient way to keep current regarding competitive compensation practices, we do not believe that we should accord undue weight to the advice of such consultants. Accordingly, the Compensation Committee does not target our executives’ pay to any particular level (such as a target percentile) of comparative market data contained in executive compensation studies. However, such data are considered by the Compensation Committee in meeting our compensation program objectives as described above.
Determination of Compensation Amounts and Formulas
          Since 2007, the Compensation Committee has periodically engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct an executive compensation study. Pearl Meyer does not receive remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board of Directors.
          In January 2011, Pearl Meyer was engaged to conduct an executive compensation study as part of the process of determining 2011 compensation. Prior to the 2011 engagement, Pearl Meyer last presented a study to the Compensation Committee in January 2009. Pearl Meyer’s 2009 study examined market compensation data for executive positions based on a combination of proxy data of an identified Compensation Peer Group, benchmark position compensation survey data and the results of an internal evaluation and ranking process. Survey sources include Pearl Meyer’s proprietary general executive compensation databases and other independent surveys. In addition to proxy and survey data, Pearl Meyer employs an executive ranking process to align jobs based upon internal equity or the value of positions.
          In connection with the 2009 study, Pearl Meyer identified a peer group consisting of publicly traded companies that provide human resources and other business products and services and whose average revenues equated to $2.1 billion (the “Compensation Peer Group”). The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services), comparable revenue range, comparability in terms of complexity and business risk, and the extent to which each company may compete with Insperity for executive talent. The Compensation Peer Group is periodically reviewed and may be modified based on these and other relevant criteria. The Compensation Peer Group utilized in the 2009 study included: Automatic Data Processing, Inc., CBIZ, Inc., Convergys Corporation, First Advantage Corporation, Gevity HR, Inc., Hewitt Associates, Inc., Korn/Ferry International, MPS Group, Inc., Paychex, Inc., Resources Connection, Inc., The Ultimate Software Group, Inc. and Watson Wyatt Worldwide, Inc.
     In addition to comparative market data, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:
•	the executive officer’s performance review conducted by either the Compensation Committee (for the Chief Executive Officer) or the Chief Executive Officer (for all other executive officers);

•	the Chief Executive Officer’s recommendations;

•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and

•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.
Compensation History and Mix
          When reviewing and setting compensation for executive officers, the Compensation Committee also reviewed tally sheets setting forth all components of compensation for each executive officer for the previous two years. The tally sheets included dollar values for the two previous years’ salary, cash incentive awards, perquisites (cash and in-kind), long-term stock-based awards, benefits and dividends paid on unvested long-term stock-based awards. Tally sheets were used to assist the Committee in determining current compensation decisions in view of executives’ historical and cumulative pay.
Base Salary 1
          Base salary is intended to provide stable annual compensation to attract and retain talented executive officers. Typically, changes in base salary for each executive officer are determined based upon external market comparisons in the Compensation Study and the internal factors described above. Annual performance appraisals are completed through our talent management system, which evaluates the executive officer’s annual performance based on pre-established competencies and the achievement of specific individual performance goals that were established during the first quarter of the year. Competencies for executive officers included generating revenue, mobilizing talent, personal and professional development, effectiveness in running the business, servant leadership and setting the course of the business.
          During the first quarter of 2010, the Company implemented a five percent (5%) reduction in force and decided to defer salary merit increases for all employees in order to continue to responsibly manage operating expenses during challenging economic conditions.2 During the second quarter of 2010, a 2% salary increase was provided to all employees, other than executive officers, the other members of the management team, and certain other senior level employees. Accordingly, even though merit raises were also deferred in 2009 and internal factors and annual performance reviews warranted upward salary adjustments for each executive officer, none of the executive officers received a base salary increase during 2010.

[1]	See “Salary” included in the Summary Compensation Table on page 23 of this proxy statement.

[2]	Salary merit increases were also deferred for all employees in 2009.

Variable Compensation1
          We believe that variable cash compensation is a key element of the total compensation of each executive officer. Such compensation embodies our pay-for-performance philosophy whereby a significant portion of executive compensation is at risk and tied to corporate, departmental and individual performance. Variable compensation for all executive officers, as well as most other employees, is paid through the Insperity Annual Incentive Plan (“IAIP”), a non-equity incentive program under the stockholder approved Insperity, Inc. 2001 Incentive Plan, as amended (see page 19). The IAIP is intended to link executive officers’ compensation to the Company’s overall performance, as well as to each of their individual performance and the performance of the departments under each of their supervision. During the first quarter of 2010, the Compensation Committee established a target bonus, stated as a percentage of base salary, for each executive officer. The ultimate IAIP bonus awarded to each executive officer was based upon the formulas, factors and components discussed below.
Target Bonus Percentage
          The Compensation Committee approved the target bonus percentage for each executive officer based on the Chief Executive Officer’s recommendations. His recommendations took into account the executive officer’s level of responsibility, market conditions and internal equity considerations. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our highly-leveraged pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk. Therefore, most executive officers were granted a target bonus percentage equal to their base salary. The Chief Executive Officer, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix even more heavily towards performance-based compensation. The Chief Financial Officer, who had less responsibility for overall Company operating performance relative to other executive officers, was granted a smaller incentive opportunity in comparison to his base salary in order to weight his overall pay mix less heavily towards performance-based compensation. For 2010, the Compensation Committee set a target for variable compensation that was computed as a percentage of each executive officer’s base salary as follows:

Target Bonus Percentage
under IAIP
Chief Executive Officer and Chairman of the Board	120%
Chief Financial Officer, SVP of Finance and Treasurer	80%
President	100%
Chief Operating Officer and EVP of Client Services	100%
EVP of Sales & Marketing	100%
Calculation and Weighting of Performance Components
          For 2010, the targeted variable compensation under the IAIP for the Chief Executive Officer was based on corporate and individual performance components and for all other executive officers was based on corporate, departmental and individual performance components. As described in further detail below, corporate performance goals for 2010 were based on operating income per worksite employee per month (OIPE), operating expenses management (OEM), and number of paid worksite employees (NPWE). For the Chief Executive Officer, variable compensation was heavily weighted toward corporate performance to align his IAIP bonus with Company-wide performance. For all executive officers, 20% was weighted toward individual performance to reflect their individual performance during the year, as determined through the annual performance appraisal process as discussed above. A departmental component was included in the IAIP bonus of each executive officer (other than the Chief Executive Officer) to encourage him to provide effective leadership to the departments under his supervision, as well as to align the interests of the executive with those of the employees that he supervises. Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then he receives no IAIP bonus, regardless of corporate and departmental performance. Each executive officer’s IAIP bonus is the sum of the result of each performance component.

[1]	See “Bonus” and “Non-Equity Incentive Plan Compensation” included in the Summary Compensation Table on page 23. In addition, see “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table on page 24.

     Each performance component was designated a weighting for each executive officer as follows:
Corporate Performance

	OIPE	OEM	NPWE	Departmental	Individual
Chief Executive Officer and Chairman of the Board	28%	20%	32%	0%	20%
Chief Financial Officer, SVP of Finance and Treasurer	17.5%	12.5%	20%	30%	20%
President	21%	15%	24%	20%	20%
Chief Operating Officer and EVP of Client Services	21%	15%	24%	20%	20%
EVP of Sales & Marketing	21%	15%	24%	20%	20%
OIPE Corporate Component
          For the last several years, we have chosen operating income per worksite employee as one of the metrics for measuring corporate performance because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability. We also believe that this metric reflects the combined contribution of all departments and encourages collaboration across the organization because each department within the Company can have a direct impact on corporate performance as measured according to this metric.
          The formula for measuring the OIPE corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OIPE Corporate Component (%)	X	OIPE Corporate Performance Modifier (50%-200%)	=	OIPE Corporate Component Payout($)
          The OIPE Corporate Performance Modifier was determined as follows:

		OIPE Corporate
Performance Level	2010 OIPE	Performance Modifier
Threshold	$22	50%
Target	$28	100%
Stretch Goal	$34	150%
Maximum	$40	200%
          If 2010 OIPE (excluding total incentive compensation expense) was below the threshold, the OIPE Corporate Performance Modifier was 0%, resulting in an OIPE corporate component payout of $0. The OIPE Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
          The Company’s 2010 OIPE, less incentive compensation expense, was $40. Based on this performance, the Compensation Committee approved an OIPE Corporate Performance Modifier of 200%.
OEM Corporate Component
          In 2010, we chose operating expense management as a separate corporate performance goal for targeted variable compensation under the IAIP. While effective operating expense management is also a factor in the calculation of operating income per worksite employee (OIPE Corporate Component), we believed that the challenging economic conditions warranted a continued heightened focus on financial stewardship throughout the entire Company and that successful achievement of this goal would require the combined contribution and sacrifice of employees across all departments. The

Company further believed that providing appropriate incentives and rewards in this regard would foster creative thinking, assist in maintaining employee morale during difficult economic times, and help create value for our stockholders.
          The formula for measuring the OEM corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OEM Corporate Component (%)	X	OEM Corporate Performance Modifier (50%-200%)	=	OEM Corporate Component Payout ($)
          The OEM Corporate Performance Modifier was determined as follows:

		OEM
		Corporate
Performance Level	Operating Expenses	Performance Modifier
Threshold	$244,500,000	50%
Target	$243,250,000	100%
Stretch Goal	$242,000,000	150%
Maximum	$240,750,000	200%
          If 2010 Operating Expenses (excluding total incentive compensation expense) exceeded the threshold, the OEM Corporate Performance Modifier was 0%, resulting in an OEM Corporate Component payout of $0. The OEM Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch target or maximum performance levels.
          For purposes of determining the OEM corporate performance goal, total incentive compensation expense was excluded from operating expenses. In addition, the Compensation Committee determined that certain acquisition related expenses in the amount of $4 million, should also be eliminated from operating expenses because such amounts were not a component of the original 2010 operating plan and resulted from specific long-term strategic planning events subsequently approved by the Board.
          The Company’s 2010 Operating Expenses, less excluded amounts, were $242 million. Based on this performance, the Compensation Committee approved an OEM Corporate Performance Modifier of 150% for each executive officer.
NPWE Corporate Component
          We also chose the number of paid worksite employees (in addition to OIPE and OEM) as a measure of corporate performance in order to focus all of our employees on re-establishing growth in our business. Given the severe economic conditions since the fall of 2008, we believed it was critical to focus our energies on returning to growth. The number of paid worksite employees is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our Company’s overall growth and performance. This performance goal also encouraged collaboration among all employees Company-wide to increase the number of paid worksite employees.
          The formula for measuring the NPWE corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of NPWE Corporate Component (%)	X	NPWE Corporate Performance Modifier (50%-200%)	=	NPWE Corporate Component Payout ($)
          The Company paid 103,143 worksite employees in January 2010. The NPWE corporate component of IAIP bonuses was based on increasing the number of paid worksite employees in January 2011, which would reflect the net impact of sales and client retention during 2010, including the results of our annual Fall Sales Campaign and significant year-end client renewal period.

          The NPWE Corporate Performance Modifier was determined as follows:

	Worksite Employees	NPWE Corporate
Performance Level	Paid in January 2011	Performance Modifier
Threshold	109,000	50%
Target	111,000	100%
Stretch Goal	113,000	150%
Maximum	115,000	200%
          If the number of worksite employees paid in January 2011 was below the threshold, the NPWE Corporate Performance Modifier was 0%, resulting in a NPWE corporate component payout of $0. The NPWE Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.
          The number of worksite employees paid in January 2011 was 112,500. Based on this performance, the Compensation Committee approved a NPWE Corporate Performance Modifier of 137.5%.
Departmental Component
          The formula for measuring the departmental performance component of the IAIP bonus for each executive officer (other than the Chief Executive Officer who has no departmental component included in his IAIP bonus) was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of Departmental Component (%)	X	Departmental Performance Modifier (50%-100%)	=	Departmental Component Payout ($)
          The Departmental Performance Modifier for all executive officers ranged from 50% (threshold) to 100% (target) based on the achievement of departmental goals. As part of our heightened focus on managing operating expenses, we did not include a stretch target or maximum performance level for 2010; therefore, the target level also constituted the maximum level achievable for bonus IAIP purposes. If departmental performance was below the threshold, the Departmental Performance Modifier was 0%, resulting in a departmental component payout of $0. The goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. Additionally, all departments were required to include a goal related to effective operating expense management. All departmental goals were approved by the Chief Executive Officer during the first quarter of 2010. The nature of the departmental goals and objectives for each executive officer was as follows:

Nature of Goals and Objectives
Chief Financial Officer, SVP of Finance and Treasurer	Implementation of operating expense controls measures and tax software; quality of internal controls; and successful credit management efforts.

President	Effective client pricing and renewal activities; effective operating expense management; successful negotiation of a health insurance contract; successful implementation of certain pricing initiatives; and development of new strategic tools to improve operating efficiencies.

Chief Operating Officer and EVP of Client Services	Effective client satisfaction and retention; effective operating expense management; successful implementation of organizational restructuring; and implementation of information technology initiatives.

EVP of Sales & Marketing	Effective marketing initiatives; successful new sales results; effective client satisfaction and effective operating expense management.

          In light of the Chief Executive Officer’s assessment of the executive officers’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the executive officers was 89%.
Individual Component
          The formula for measuring the individual performance component of the IAIP bonus for each executive officer was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Weighting of Individual Component (%)	X	Individual Performance Modifier (50%-150%)	=	Individual Component Payout ($)
          The Individual Performance Modifier for all executive officers ranged from 50% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described above under “Base Salary.” Based on the executives’ individual performance ratings, the average Individual Performance Modifier for the executive officers was 142%.
          The Compensation Committee reserves the right to pay discretionary bonuses to executive officers outside of the IAIP. While the Committee may exercise such discretion in appropriate circumstances, no executive officer has a guaranteed right to a discretionary bonus as a substitute for a performance-based bonus under the IAIP in the event that performance targets are not met. During 2010, no discretionary bonuses were awarded to executive officers.
Long-term Incentive Compensation
          Long-term equity incentives align the interests of the executive officers with those of the stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for their service. Long-term incentive compensation is awarded under the stockholder-approved Insperity, Inc. 2001 Incentive Plan, as amended (“Incentive Plan”). The objectives of the Incentive Plan are:
•	to provide incentives to attract and retain persons with training, experience and ability to serve as our employees;

•	to promote the interests of the Company by encouraging employees to acquire or increase their equity interest in the Company;

•	to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and

•	to encourage employees to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.
          Awards granted under the Incentive Plan have historically been made in the form of stock options or restricted stock. The Incentive Plan does not require a holding period for stock options, restricted stock or other awards, beyond the vesting date provided for in the award agreement. Pursuant to the terms of the Incentive Plan, future awards may include phantom shares, performance units, bonus stock or other incentive awards. We may periodically grant new stock options, restricted stock, or other long-term incentives to provide continuing incentive for future performance. The award size and recipients of awards are determined by the degree to which a particular position in the Company has the ability to influence stockholder value.
          In recent years, we have awarded restricted stock rather than stock options. We believe the current accounting treatment of restricted stock more closely reflects the economic value of the award to the employees as compared to that of stock options. We anticipate continuing to utilize restricted stock with a three-year vesting schedule with no additional holding period required beyond the vesting date. The awards are valued using the closing price of the Company’s stock on the grant date.
          In February 2010, the Chief Executive Officer presented to the Compensation Committee his recommendations for awards of restricted stock for the other executive officers. His recommendations as to the amount of awards to be granted were based on a number of factors, including the performance of each executive officer, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards for the executive officers, including the Chief Executive Officer, based upon the above noted factors.1
          Under the terms of the Incentive Plan, all conditions and/or restrictions that must be met with respect to vesting or exercisability of an award immediately lapse upon a “change in control” of the Company as defined under the Incentive Plan.
          We have no program, plan or practice to time the grant of stock-based awards in coordination with the release of material non-public information. All equity grants to executive officers are approved solely by the Compensation Committee or the independent directors at regularly scheduled meetings, or in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. If an award is made at a meeting, the grant date is the meeting date or a fixed, future date specified at the time of the grant, such as the first business day of a subsequent calendar month or the date that the grant recipient commences employment. If an award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law (or, if later, the date the grant recipient starts employment), and the exercise price, in the case of a stock option, is the closing price of Company stock on such date. Under the terms of the Company’s stock incentive plan, the exercise price of stock options cannot be less than the closing price of Company stock on the date of grant.
Supplemental and Special Benefits, Including Management Perquisites2
          Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers in today’s market. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following:
          401(k) Benefits
          We do not provide pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in Insperity’s corporate 401(k) plan. As part of our continuing efforts to responsibly manage operating expenses, in 2009 we reduced our matching contribution from 100% to 50% of the first 6% of compensation contributed by the participant to the plan as elective deferrals (subject to applicable limitations under the Internal Revenue Code). During 2010, we maintained our matching contributions at this reduced level. All of our executive officers participated in the Insperity 401(k) plan during 2010 and received matching contributions, which are included under the caption “All Other Compensation” in the Summary Compensation Table on page 23.
          Employee Stock Purchase Plan
          The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. All employees, including executive officers (other than 5% owners of the Company), are eligible to participate in the ESPP. Under the ESPP, employees may purchase shares of Company stock through payroll deductions at a discount currently set at 5% of market value. The offering periods under the ESPP are limited to six or three months in duration. Employees are limited to a maximum payroll deduction of up to a specified percentage of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the ESPP.
          Automobile
          We provide automobiles to executive officers for both business and personal use. The executive officers are taxed for their personal use of the automobile.

[1]	See “Stock Awards” included in the Summary Compensation Table on page 23. In addition, see “All Other Stock Awards” included in the Grants of Plan-Based Awards Table on page 24.

[2]	See “All Other Compensation” included in the Summary Compensation Table on page 23.

          Supplemental Executive Disability Income Plan
          We maintain a supplemental executive disability income plan for executive officers and a small group of upper management employees. The supplemental executive disability income plan targets replacement of 80% of total cash compensation up to $20,000 per month. The plan recognizes the significant variable pay at the senior levels in the Company and the benefit limitations of our basic long-term disability plan, which provides replacement of 60% of base salary only up to $10,000 per month.
          Executive Wellness Plan
          We offer an Executive Wellness Plan to the executive officers to assist them in maintaining their health. The plan pays up to $2,000 each year for wellness services, which allow the executive officers an opportunity to have a clear understanding of their current physical condition, risk factors, and ways to improve their health.
          Chairman’s Trip
          An annual Chairman’s Trip is held for employees recognized during the year for their outstanding service, and for sales representatives meeting a certain sales target. We believe executive officers should be part of the trip to recognize these outstanding employees of the Company. Therefore, we provide the opportunity for all executive officers and their spouses to attend the Chairman’s Trip. We also pay the associated income taxes related to the trip on behalf of the employees and the executive officers.
          Club Membership
          We pay country club memberships for executive officers. We believe club memberships provide an opportunity to build business and client relationships while also promoting a healthy lifestyle for each executive officer. Executive officers are taxed on membership dues.
          Aircraft
          We provide access to the Company-owned aircraft to the Chief Executive Officer, the President, the Chief Operating Officer, and the Executive Vice President of Sales and Marketing for personal use. These individuals are required to reimburse the Company for the incremental cost associated with their personal use of the aircraft. The incremental cost is calculated by multiplying the number of hours of personal use by the average incremental cost per hour. The Chief Executive Officer is not required to reimburse the Company for commuting between his residence in north Texas and the Company’s headquarters in Houston, Texas and certain other travel.1 The Company pays the taxes on such travel on behalf of the Chief Executive Officer. We think that the Chief Executive Officer’s access to Company-owned aircraft under these circumstances greatly enhances his productivity and work-life balance given the demands of his position and outweighs the expense of such travel to the Company.
          Post-Employment and Change in Control Compensation
          Insperity’s executive officers are employed at will. In 2010, no executive officers departed from the Company. We do not have any special employment agreements with any of our executive officers, and we do not provide them with any kind of contractual severance or change in control benefits other than vesting of long-term equity awards upon a change in control, which is a standard feature in all of our long-term equity awards granted under the Incentive Plan.
          Other Personal Benefits
          Periodically, executive officers attend Company-related activities, such as professional sporting events or out-of-town business meetings and events, for which the Company incurs travel and other event-related expenses. Such events may include the spouses of the executives. We pay the associated income taxes related to these Company-related activities on behalf of executive officers.

[1]	The associated incremental cost of personal travel is reflected in “All Other Compensation” included in the Summary Compensation Table on 23.

Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code of 1986 imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer). This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and its stockholders. Subject to the requirements of Section 162(m), the Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options and other performance-based awards.
COMPENSATION COMMITTEE REPORT
          We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.
          The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE Eli Jones, Chairman Jack M. Fields, Jr. Gregory E. Petsch

SUMMARY COMPENSATION TABLE
          The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company (collectively the “Named Executive Officers” or “NEOs”) for services rendered in all capacities to the Company during 2010, 2009 and 2008. The Company has not entered into any employment agreements with any of the NEOs.
          The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis beginning on page 12 of this proxy statement, and include the IAIP, a non-equity incentive plan, and the Incentive Plan, which provides for, among other things, restricted stock grants.

				Non-	All
				Equity Incentive	Other
				Plan Compen-	Compen-
Name and		Salary	Stock Awards	sation	sation	Total
Principal Position	Year	($)	($)[1]	($)[2]	($)[3]	($)
Paul J. Sarvadi,	2010	683,800	782,000	1,312,896	435,017	3,213,713
CEO and Chairman of the Board	2009	683,800	580,160	557,981	421,637	2,243,578
	2008	677,300	980,000	887,609	269,474	2,814,383

Douglas S. Sharp	2010	300,000	476,000	331,800	51,377	1,159,177
Chief Financial Officer,	2009	300,000	414,400	189,600	76,111	980,111
SVP of Finance and Treasurer	2008	297,500	539,000	283,040	81,763	1,201,303

Richard G. Rawson	2010	398,000	595,000	583,070	160,192	1,736,262
President	2009	398,000	518,000	290,540	174,563	1,381,103
	2008	394,538	857,500	469,336	98,917	1,820,291

A. Steve Arizpe	2010	398,000	595,000	579,886	111,039	1,683,925
Chief Operating Officer,	2009	398,000	518,000	296,908	166,566	1,379,474
EVP of Client Services	2008	394,538	686,000	471,118	91,302	1,642,958

Jay E. Mincks	2010	363,000	595,000	494,769	99,556	1,552,325
EVP of Sales & Marketing	2009	363,000	518,000	225,786	116,727	1,223,513
	2008	359,538	686,000	324,028	106,410	1,475,976

[1]	The amounts in this column represent the aggregate grant date fair value of restricted stock granted in the year indicated. For additional information, refer to Note 8, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in Insperity’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 14, 2011. See the Grants of Plan-Based Awards Table on page 24 for information on awards made in 2010. These amounts do not correspond to the actual value that will be realized by the NEO.

[2]	Represents variable compensation earned and awarded by the Compensation Committee under the IAIP.

[3]	All other compensation in 2010 includes the following: Company-provided automobiles; country club memberships; 401(k) matching contributions; dividends on restricted stock grants; premiums for executive disability insurance; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives were as follows: Mr. Sarvadi - $29,298; Mr. Arizpe — $7,162; Mr. Mincks — $5,868; and Mr. Rawson - $8,847. The 401(k) matching contributions made by the Company during 2010 for the NEOs totaled $7,350 each. Dividends paid to Messrs. Sarvadi, Sharp, Rawson, Arizpe and Mincks on restricted stock holdings totaled $40,561, $25,307, $32,933; $31,720 and $31,720, respectively. The incremental cost of Mr. Rawson’s use of a Company-leased vehicle was $27,739. The Company owns an aircraft that is used by its executives for business and, on occasion, personal travel. In addition, Mr. Sarvadi uses the Company’s aircraft to commute to his residence in northern Texas and certain other business related entertainment travel for which he is not required to reimburse the Company. The total incremental cost of such travel, including lost income tax deductions, was $297,913. In the instances where the aircraft is used for personal travel, the executive is required to reimburse the Company for the associated incremental costs. The incremental cost for personal use of Company aircraft is calculated at an hourly rate that takes into account variable costs incurred as a result of the personal flight activity, including fuel, communications and travel expenses for the flight crew. It excludes non-variable costs, such as regularly scheduled inspections and maintenance that would have been incurred regardless of whether there was any personal use of the aircraft. During 2010, Messrs. Sarvadi and Rawson reimbursed the Company $153,294 and $11,515, respectively, for personal travel costs.

GRANTS OF PLAN-BASED AWARDS
          The following table provides information about equity and non-equity awards granted to the NEOs in 2010.

						Grant Date
					All Other	Fair
		Estimated Possible Payouts			Stock Awards:	Value of
		Under Non-Equity Incentive			Number of	Stock and
		Plan Awards[1]			Shares of Stock	Option
		Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	($)	($)	($)	(#) [2]	($)[3]
Paul J. Sarvadi	N/A	410,280	820,560	1,559,064	—	—
	2/16/2010	—	—	—	46,000	782,000
Douglas S. Sharp	N/A	120,000	240,000	384,000	—	—
	2/16/2010	—	—	—	28,000	476,000
Richard G. Rawson	N/A	199,000	398,000	676,600	—	—
	2/16/2010	—	—	—	35,000	595,000
A. Steve Arizpe	N/A	199,000	398,000	676,600	—	—
	2/16/2010	—	—	—	35,000	595,000
Jay E. Mincks	N/A	181,500	363,000	617,100	—	—
	2/16/2010	—	—	—	35,000	595,000

[1]	These amounts represent the threshold, target and maximum amounts payable to each executive under the IAIP for 2010.

[2]	These amounts represent the number of shares of restricted stock granted to each executive under the Incentive Plan during 2010.

[3]	These amounts represent the full grant date fair value of restricted stock granted to each executive during 2010. For restricted stock, fair value is calculated using the closing price of Insperity’s Common Stock on the date of grant. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 8, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 14, 2011. The terms of the stock awards provide for three-year vesting and the payment of dividends on all unvested shares. Executives are required to pay the par value ($0.01) of each share at or near the date of grant.

OUTSTANDING EQUITY AWARDS FOR FISCAL YEAR 2010

	Option Awards			Stock Awards
	Number of Securities
	Underlying					Market Value of
	Unexercised			Number of Shares or		Shares or Units of
	Options	Option Exercise		Units of Stock That		Stock That Have
	(#)	Price		Have Not Vested		Not Vested
Name	Exercisable	($)	Option Expiration Date	(#)		($) [1]
Paul J. Sarvadi	—	—	—	78,001	[2]	2,285,429
	2	14.69	5/07/2012	—		—
	34,091	17.17	4/01/2014	—		—
	30,000	23.48	10/02/2011	—		—
Douglas S. Sharp	—	—	—	48,668	[3]	1,425,972
	1	14.69	5/07/2012	—		—
	10,000	23.48	10/02/2011	—		—
Richard G. Rawson	—	—	—	63,334	[4]	1,855,686
	2	14.69	5/07/2012	—		—
	17,800	17.17	4/01/2014	—		—
	20,000	18.00	3/15/2011	—		—
	20,000	23.48	10/02/2011	—		—
A. Steve Arizpe	—	—	—	61,001	[5]	1,787,329
	10,000	9.03	10/01/2013	—		—
	46,700	11.79	10/01/2014	—		—
	19,998	14.69	5/07/2012	—		—
	17,500	17.17	4/01/2014	—		—
	20,000	23.48	10/02/2011	—		—
Jay E. Mincks	—	—	—	61,001	[5]	1,787,329
	2	14.69	5/07/2012	—		—
	15,100	17.17	4/01/2014	—		—
	20,000	23.48	10/02/2011	—		—

[1]	Based on the closing price of $29.30 of Insperity’s Common Stock on December 31, 2010.

[2]	Stock awards vest as follows – 13,334 on February 8, 2011; 9,333 on February 12, 2011; 9,334 on February 12, 2012; 15,333 on February 16, 2011; 15,333 on February 16, 2012; and 15,334 on February 16, 2013.

[3]	Stock awards vest as follows – 7,334 on February 8, 2011; 6,667 on February 12, 2011; 6,667 on February 12, 2012; 9,333 on February 16, 2011; 9,333 on February 16, 2012; and 9,334 on February 16, 2013.

[4]	Stock awards vest as follows – 11,667 on February 8, 2011; 8,333 on February 12, 2011; 8,334 on February 12, 2012; 11,666 on February 16, 2011; 11,667 on February 16, 2012; and 11,667 on February 16, 2013.

[5]	Stock awards vest as follows – 9,334 on February 8, 2011; 8,333 on February 12, 2011; 8,334 on February 12, 2012; 11,666 on February 16, 2011; 11,667 on February 16, 2012; and 11,667 on February 16, 2013.

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2010

	Option Awards		Stock Awards
			Number of
	Number of	Value Realized	Shares	Value Realized
	Shares Acquired	on	Acquired on	on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)[1]	(#)	($)[2]
Paul J. Sarvadi	80,000	434,523	30,333	600,683
Douglas S. Sharp	8,000	44,210	18,999	370,811
Richard G. Rawson	30,000	56,736	27,667	545,735
A. Steve Arizpe	60,000	382,400	24,666	480,810
Jay E. Mincks	44,444	198,887	24,666	480,810

[1]	Represents the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.

[2]	Represents the value of the shares on the vesting date based on the prior day’s closing price of the Company’s Common Stock.
SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
          The following table sets forth information about Insperity’s Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2010:

	Number of Securities		Number of
	to be	Weighted Average	Securities
	Issued upon Exercise of	Exercise Price of	Remaining
	Outstanding Options,	Outstanding Options,	Available for Future
	Warrants and Rights	Warrants and Rights	Issuance
Plan Category	(# in thousands)	($)	(# in thousands)
Equity compensation plans approved by security holders[1]	420	18.08	2,470 [2]

Equity compensation plan not approved by security holders [3]	183	18.47	—

Total	603	18.20	2,470

[1]	The 1997 Incentive Plan (which expired on April 24, 2005), the Incentive Plan, and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by the Company’s stockholders. As more fully described on page 21 of this proxy statement, the ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

[2]	This includes 1,427,899 shares available under the ESPP and 1,041,716 shares available under the Incentive Plan. As of March 18, 2011, 1,427,899 shares and 765,202 shares were available for issuance under the ESPP and the Incentive Plan, respectively. The securities remaining available for issuance under the Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

[3]	The Insperity Nonqualified Stock Option Plan was not approved by stockholders. For a description of the material features of the Nonqualified Stock Option Plan, see Note 8 in the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010. Although there are approximately 640,000 unissued shares in the Nonqualified Stock Option Plan, no new shares will be issued under the Nonqualified Stock Option Plan pursuant to stockholder approval of an amendment to the Incentive Plan during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
          We have no employment agreements or severance policies in place for our executive officers. In 2005, the Company accelerated the vesting of all stock options and none have been granted to executive officers since that time; therefore, there are no unvested outstanding stock options. Our incentive plans provide that all restricted stock becomes immediately fully vested upon a change in control or upon termination due to disability or death, provided the holder has been in continuous employment since the award date. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability or death. The number of shares and market value of the restricted stock that would automatically vest for each NEO upon a change in control or termination due to death or disability, based on the closing price of our Common Stock on December 31, 2010, is set forth in the Outstanding Equity Awards for Fiscal Year 2010 table on page 25 of this proxy statement, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”
DIRECTOR COMPENSATION
          The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. Non-employee directors of the Company were compensated for 2010 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or Common Stock, at the director’s option. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

Nominating
			Finance, Risk	and Corporate
		Compensation	Management and	Governance
	Board	Committee	Audit Committee	Committee
Annual retainers	$40,000	$3,000	$5,000	None

Annual Committee Chair Fees	N/A	$8,000	$10,000	$3,000

Meeting Fees	$2,000 in person	$1,500 in person [1]	$1,500 in person [1]
	$1,000 telephonically	$750 telephonically	$750 telephonically	None

[1]	These fees are also paid to the Chairman for meetings attended with the Company’s management or auditors between regular meetings.
          Pursuant to the Incentive Plan, each person who is initially appointed or elected as a director of the Company receives a grant of shares of restricted Common Stock on the date of election or appointment with an aggregate fair market value, determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, rounded up to the next higher whole share amount in the case of a fractional share amount, and such restricted Common Stock vests as to one-third of the shares on each anniversary of its grant date. If a director terminates his or her service as a member of the Board, his or her unvested portion of such restricted stock award, if any, shall terminate immediately on such termination date, unless such termination of service is due to death or disability, in which event the unvested portion of such restricted stock award shall become 100% vested on such termination date.
          In addition, on the date of each annual meeting of stockholders, each non-employee director receives either a grant of unrestricted shares of Common Stock with an aggregate fair market value determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, or an immediately vested and exercisable option to purchase a number of shares of Common Stock that had an aggregate value, determined the date prior to the date of grant, of $75,000, calculated using the valuation methodology most recently utilized by the Company for purposes of financial statement reporting. In 2010, five non-employee directors elected to receive unrestricted shares of Common Stock and one non-employee director elected to receive an immediately vested and exercisable option to purchase shares of Common Stock. The awards were rounded up to the next higher whole share amount in the case of a fractional share amount.

DIRECTOR COMPENSATION TABLE
          The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2010.

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)[1]	($)[2]	($)[3]	($)
Michael W. Brown	56,000	76,421	—	1,285	133,706
Jack M. Fields, Jr.	52,643	76,421	—	1,285	130,349
Eli Jones	61,750	—	75,005	—	136,755
Paul S. Lattanzio	56,750	76,421	—	1,285	134,456
Gregory E. Petsch	56,750	76,421	—	1,285	134,456
Austin P. Young	72,750	76,421	—	1,285	150,456

[1]	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2010 for the fair value of stock awards made to directors during 2010, based on the closing price of Insperity’s Common Stock on the date of grant. In the case of annual director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made.

[2]	Represents the fair value of option awards made to directors during 2010, in accordance with SFAS 123(R).

[3]	All Other Compensation represents dividends paid on stock awards granted in 2010.
REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE
          The Finance, Risk Management and Audit Committee has been appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board of Directors and reviewed annually by us. We have furnished the following report for 2010.
          We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2010, with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, (Communication with Audit Committees), as currently in effect.
          We received from the independent auditor the written disclosures and letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.
          Based on our reviews and discussions referred to above, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE Austin P. Young, Chairman Michael W. Brown Paul S. Lattanzio

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms that they file.
          Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) reports with respect to the year ended December 31, 2010, applicable to its officers, directors and greater than 10% beneficial owners, were timely filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the Chairman thereof, and such committee or Chairman, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.
          A significant component of our marketing strategy is the title sponsorship of the Insperity Championship, a Champions PGA tour event held annually in Houston, Texas. Consistent with other PGA golf tournaments, the Insperity Championship benefits and is managed by a non-profit organization, Augusta Pines Charity (“Augusta”). In connection with the Company’s sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, was elected Chairman of Augusta. During 2010, the Company paid Augusta $2.6 million in sponsorship and tournament related expenses, as well as an additional $684,750 in other event sponsorships and charitable contributions.
          We provide PEO-related services to certain entities that are owned by, or have board members that are, Related Parties. These Related Parties include Mr. Paul J. Sarvadi, Mr. Richard G. Rawson, Mr. Jay E. Mincks, and Mr. Jack M. Fields, Jr. or members of their families. The PEO service fees paid by such entities are at amounts that are within the pricing range of other unrelated clients of ours. During 2010, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Related Party	Net Service Fees / (Payroll Costs)
Mr. Sarvadi (3 client companies)	$187,184 / ($359,312)
Mr. Rawson (3 client companies)	$378,575 / ($1,244,479)
Mr. Mincks (1 client company)	$81,602 / ($97,315)
Mr. Fields (1 client company)	$142,635 / $531,759)
          We made charitable contributions to non-profit organizations for which certain Related Parties serve as members of their Board of Directors. These Related Parties include: Messrs. Sarvadi, Rawson and Mincks. In addition, during 2010, certain corporate employees were family members of certain Related Parties, including Messrs. Sarvadi, Rawson and Arizpe.

PROPOSAL NUMBER 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
          The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, subject to ratification by the Company’s stockholders. Ernst & Young has served as the Company’s independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Ernst & Young LLP
          Ernst & Young’s fees for professional services totaled $918,771 in 2010 and $832,065 in 2009. During 2010 and 2009, Ernst & Young’s fees for professional services included the following:
•	Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters were $727,138 in 2010 and $637,988 in 2009.

•	Audit-Related Fees — fees for audit-related services, which consisted primarily of the SAS 70 Report, the retirement plan audits, and quarterly agreed-upon procedures were $189,233 in 2010 and $191,677 in 2009.

•	Tax Fees — there were no fees for tax services in 2010 or in 2009.

•	All Other Fees — there were fees of $2,400 in both 2010 and 2009, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.
          The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to the Company and considered whether Ernst & Young’s provision of such services was compatible with maintaining its independence.
Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services
          The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.
          The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.
          None of the services related to the Audit-Related Fees or Other Fees described above were approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the Securities and Exchange Commission.

Required Affirmative Vote
          If the votes cast in person or by proxy at the 2011 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.
The Board of Directors and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NUMBER 3:
Non-Binding Vote on Executive Compensation
          In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and related rules under Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding recommendation on the compensation of our Named Executive Officers (“NEOs”). This Proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to express their views and sentiment on our executive compensation philosophy, policies and practices. The advisory vote is a non-binding vote on the compensation of the NEOs, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the voting on this Proposal are not binding on the Board of Directors, the Board values stockholders’ opinions and will take the results into account when making a determination concerning the compensation of our NEOs.
          As set forth in the “Compensation Discussion and Analysis” section of this proxy, our Compensation Committee structured the compensation of the NEOs to emphasize the Company’s pay-for-performance philosophy and to reflect the change in economic conditions both within and outside of the Company. Our compensation program is designed to attract and retain key executives responsible for our Company’s success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section of the proxy beginning on page 12 for additional details.
          The Compensation Committee regularly reviews best practices in corporate governance and executive compensation. In observance of those best practices, the Company:
•	Maintains a pay-for-performance philosophy;

•	Does not maintain employment agreements with the NEOs;

•	Does not provide any supplemental executive pension benefits;

•	Does not provide excess parachute payments in the event of a change in control;

•	Does not provide any tax gross-ups in the event of a change in control; and

•	Does not provide post-retiree medical coverage.

Stockholders are being asked to vote on the following resolution:
          “RESOLVED, that the stockholders of Insperity, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders.”
          The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board will consider the outcome of the vote when evaluating whether any actions are necessary when considering future executive compensation decisions.
The Board of Directors unanimously recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL NUMBER 4:
Non-Binding Vote on the Frequency of Stockholder Advisory Votes on Executive Compensation
          In accordance with Section 951 of the Dodd-Frank Act and related rules under Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding recommendation on the preference to take an advisory vote on Named Executive Officer compensation once every one, two or three years. You will also have the choice of abstaining from voting on this Proposal. Although the results of the voting on this Proposal are not binding on the Board of Directors, the Board values stockholders’ opinions and will take the results into account when making a determination concerning the frequency of advisory votes on executive officer compensation.
          After careful consideration, the Board believes that an advisory vote on executive compensation that occurs every three years is the most appropriate for the Company. Consistent with the Company’s pay-for-performance compensation philosophy, long-term equity awards for executive officers are designed to attract and retain highly qualified executives and typically vest over a three year period. Equity awards comprise a significant component of an executive officer’s compensation, and triennial voting will allow stockholders to evaluate the effectiveness of the program design over a similar time-frame.
          Holding an advisory vote on executive compensation every three years will also give the Board sufficient time to conduct a meaningful review of pay practices, engage with stockholders and respond in a more effective manner. The Board is concerned that anything less than triennial voting reinforces a short-term mindset and will detract from the long-term goals and interests of the Company. In order to maintain consistency and to retain and motivate our employees, we do not make frequent changes to our compensation programs. Moreover, stockholders have the opportunity to provide input on executive compensation matters even in years where an advisory vote on executive compensation does not occur, both by communicating directly with the Board as described in the “Stockholder Communications” section on page 10 or individual directors by mail or in person at our annual stockholders’ meeting, and by voting on new or materially revised equity compensation plans, as required by the rules of The New York Stock Exchange. This provides an opportunity for stockholders to provide additional feedback, even in years when there is no advisory vote on executive officer compensation.
          For the reasons discussed above, the Board recommends that stockholders select “Three Years” when voting on the frequency of the advisory vote on executive compensation. While the results of the advisory vote are non-binding, the Board will consider the outcome of the vote when deciding how frequently to conduct the advisory vote on executive compensation.
The Board of Directors unanimously recommends that you select “Three Years” on the Proposal addressing the frequency of the advisory vote on executive compensation. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ADDITIONAL INFORMATION
Delivery of Proxy Statement
          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies. This year, a number of brokers with accountholders who are Insperity stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Ruth Saler, Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339 or contact Ruth Saler at 800-237-3170. The Company will promptly deliver a separate copy to you upon request.
Stockholder Proposals for 2011 Annual Meeting
          In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2011 Annual Meeting of Stockholders, notice must have been received by the Company between the dates of December 20, 2010, and January 19, 2011. The Company received no such notice, and no stockholder director nominations or proposals will be presented at the Annual Meeting of Stockholders.
Stockholder Proposals for 2012 Proxy Statement
          Any proposal of a stockholder intended to be considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than the close of business on December 14, 2011.
Advance Notice Required for Stockholder Nominations and Proposals
          The Bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2012 if it is received not later than the close of business on February 17, 2012, and not earlier than the close of business on January 18, 2012. In addition, the Bylaws require that such written notice set forth: (a) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to such stockholder: (i) the name and address, as they appear on the Company’s books, of such stockholder; (ii) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder; and (iii) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.
          In the case of other proposals by stockholders at an annual meeting, the Bylaws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the reasons for conducting such business at the annual meeting; (c) the name and address, as they appear on the Company’s books, of such stockholder; (d) the class and number of shares of the Company’s stock that is beneficially owned by such stockholder; and (e) any material interest of such stockholder in such business.

FINANCIAL INFORMATION
          A copy of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2010, as filed with the Securities Exchange Commission, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Ruth Saler, Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

By Order of the Board of Directors

Daniel D. Herink Senior Vice President of Legal, General Counsel and Secretary

April 12, 2011
Kingwood, Texas

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/nsp
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

INSPERITY, INC.	OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
96929
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

The Board of Directors recommends a vote FOR all Nominees.					The Board of Directors recommends a vote FOR the following proposal:

1.	Vote on Directors	FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees:	ALL	FOR ALL

	01 Michael W. Brown 02 Eli Jones 03 Gregory E. Petsch	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as the Company‘s independent registered public accounting firm for the year ending December 31, 2011	☐	☐	☐

The Board of Directors recommends a vote FOR the following proposal:

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					3.	Non-binding advisory vote on executive compensation (“say-on-pay”)	☐	☐	☐

*Exceptions					The Board of Directors recommends a vote FOR stockholder approval every 3 years
						3 YEAR	2 YEARS	1 YEAR	Abstain

					4.	Non-binding advisory vote on the frequency of stockholder “say-on-pay” votes ☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE
RESTRICTED AREA - SCAN LINE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Insperity, Inc. account online.
Access your Insperity, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Insperity, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

This Proxy is Solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders of
INSPERITY, INC.
To be Held on May 17, 2011
     The undersigned hereby appoints Paul J. Sarvadi and Daniel D. Herink, or either of them, as the lawful agents and proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Insperity, Inc. held of record by the undersigned on March 18, 2011, at the Annual Meeting of Stockholders of Insperity, Inc., to be held at the Company’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas on May 17, 2011, at 3:00 p.m., Central Daylight Saving Time, or any reconvened meeting after an adjournment thereof.
      It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned Stockholder. Where no choice is specified by the stockholder, the proxy will be voted “for” the election of directors, “for” proposals 2 and 3, and “for” a vote for stockholder approval every 3 years on proposal 4, and in the discretion of the persons named herein on all other matters that may properly come before the annual meeting.
      To vote in accordance with the Board of Directors’ recommendations, just sign and date; no boxes need to be checked.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA — SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	96929
RESTRICTED AREA — SIGNATURE LINES